THIS NINETEENTH SUPPLEMENTAL INDENTURE, dated as of June 1, 2023 (the “Supplemental Indenture”), is made by and between NORTHWESTERN CORPORATION (formerly known as NorthWestern Public Service Company), a corporation organized and existing under the laws of the State of Delaware (the “Company”), the post office address of which is 3010 West 69th Street, Sioux Falls, South Dakota 57108, and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York (successor to JPMorgan Chase Bank, N.A. (successor by merger to The Chase Manhattan Bank (National Association)))) (the “Trustee”), as Trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, hereinafter mentioned, the post office address of which is 240 Greenwich Street, 7E, New York, New York 10286;
WHEREAS, the Company has heretofore executed and delivered its General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 (the “Original Indenture”), to the Trustee, for the security of the Bonds of the Company issued and to be issued thereunder (the “Bonds”); and
WHEREAS, the Company has heretofore executed and delivered to the Trustee eighteen indentures supplemental to the Original Indenture, the first dated as of August 15, 1993, the second dated as of August 1, 1995, each of the third, fourth and fifth dated as of September 1, 1995, the sixth dated as of February 1, 2003, the seventh dated as of November 1, 2004, the eighth dated as of May 1, 2008, the ninth dated as of May 1, 2010, the tenth dated as of August 1, 2012, the eleventh dated as of December 1, 2013, the twelfth dated as of December 1, 2014, the thirteenth dated as of September 1, 2015, the fourteenth dated as of June 1, 2016, the fifteenth dated as of September 1, 2016, the sixteenth dated as of April 1, 2020, the seventeenth dated as of March 1, 2023, and the eighteenth dated as of May 1, 2023 (the Original Indenture, as supplemented and amended by the aforementioned seventeen supplemental indentures and by this Supplemental Indenture, being hereinafter referred to as the “Indenture”); and
WHEREAS, pursuant to and in accordance with Section 14.01(a)(xvi) of the Original Indenture, the Company wishes to increase the aggregate principal amount of Bonds which may be authenticated and delivered under the Indenture to One Billion Dollars ($1,000,000,000), effective upon the filing for record of this Nineteenth Supplemental Indenture in all counties in which the Mortgaged Property, as defined in Section 1.01 of the Indenture, is located; and
WHEREAS, the Company, in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Indenture, and pursuant to appropriate resolutions of the Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a Supplemental Indenture in the form hereof for the purposes herein provided; and
WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;
NOW, THEREFORE, THIS INDENTURE WITNESSETH:

THAT the Company, in consideration of the acceptance or the purchase and ownership (as applicable) from time to time of the bonds issued under the Indenture and the service by the Trustee and its successors, under the Indenture and of One Dollar to it, duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, hereby covenants and agrees to and with the Trustee and its successors in the trust under the Indenture, for the benefit of those who shall hold the Bonds as follows:
ARTICLE 1.
INCREASE IN MAXIMUM AMOUNT
Section 1. Pursuant to and in accordance with Section 14.01(a)(xvi) of the Indenture, the amount of Five Hundred Million Dollars ($500,000,000) referenced in Section 3.01(a) of the Indenture is hereby increased to One Billion Dollars ($1,000,000,000). This Article I, Section 1 shall become effective upon the filing for record of this Nineteenth Supplemental Indenture in all counties in which the Mortgaged Property is located.
ARTICLE 2.
MISCELLANEOUS PROVISIONS
Section 1. The terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Nineteenth Supplemental Indenture, have the meaning specified in the Indenture, as hereto supplemented.
Section 2. The Trustee hereby accepts the trusts hereby declared and provided, and agrees to perform the same upon the terms and conditions in the Indenture set forth and upon the following terms and conditions:
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article Eleven of the Indenture shall apply to this Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same conform to this Supplemental Indenture.

Section 3. Wherever in this Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Section 1.12 of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and insure to the respective benefit of the respective successors and assigns of such parties, whether so expressed or not.
Section 4. Nothing in this Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under this Indenture, any right, remedy or claim under or by reason of this Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons outstanding under the Indenture.
Section 5. This Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, said NorthWestern Corporation has caused this Supplemental Indenture to be executed on its behalf by an Authorized Executive Officer as defined in the Indenture; and The Bank of New York Mellon, in evidence of its acceptance of the trusts hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents; all as of the 1st day of June, 2023.

                        NORTHWESTERN CORPORATION

                        By /s/ Crystal D. Lail
                         Crystal D. Lail
                         Vice President and Chief Financial Officer

[Signature Page to Nineteenth Supplemental Indenture]

                            THE BANK OF NEW YORK MELLON

                            By /s/ Stacey B. Poindexter
                            Name: Stacey B. Poindexter
                            Title: Vice President

[Signature Page to Nineteenth Supplemental Indenture]

STATE OF SOUTH DAKOTA    )
                    )SS.
COUNTY OF     LINCOLN        )

    BE IT REMEMBERED, that on this 25th day of May, 2023, before me, Chelsey Wilson, a Notary Public within and for the County and State aforesaid, personally came Crystal D. Lail, the Vice President and Chief Financial Officer of NorthWestern Corporation, a Delaware corporation, who is personally known to me to be such officer, and who is personally known to me to be the same person who executed as such officer the within instrument of writing, and such person duly acknowledged that she signed and delivered the said instrument as her free and voluntary act as such Vice President and Chief Financial Officer, and as the free and voluntary act of NorthWestern Corporation for the uses and purposes therein set forth.

    IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

(NOTARIAL SEAL)                     /s/ Chelsey Wilson
                            Notary Public

[Notary Page to Nineteenth Supplemental Indenture]

STATE OF NEW YORK         )
                    )SS.
COUNTY OF    NEW YORK        )

    BE IT REMEMBERED, that on this 31st day of May, 2023, before me, Edward Cofie, a Notary Public within and for the State aforesaid, personally came Stacey B. Poindexter, Vice President of The Bank of New York Mellon, a New York banking corporation, who is personally known to me to be such officer, and who is personally known to me to be the same person who executed as such officer the within instrument of writing, and such person duly acknowledged that he or she signed and delivered the said instrument as his or her free and voluntary act as such Vice President, and as the free and voluntary act of The Bank of New York Mellon for the uses and purposes therein set forth.

    IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

(NOTARIAL SEAL)                     /s/ Edward Cofie
                            Notary Public
[Notary Page to Nineteenth Supplemental Indenture]
CORE/2052323.0218/181958508.4

APPENDIX A
    The following properties, located in the following counties of the State of South Dakota, are subject to the Lien of the Indenture pursuant to Granting Clause Second of the Original Indenture:

None.

CORE/2052323.0218/181958508.4